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Exhibit 99.1

Pacific Energy Partners, L.P. to Acquire Terminal and Pipeline Assets from Valero L.P.

        LONG BEACH, Calif.—(BUSINESS WIRE)—July 5, 2005—Pacific Energy Partners, L.P. (NYSE:PPX) ("Pacific") announced that one of its wholly-owned subsidiaries has signed a definitive agreement to acquire certain terminal and pipeline assets from subsidiaries of Valero L.P. (NYSE:VLI), consisting of two California terminals handling refined products, blend stocks, and crude oil, three East Coast refined products terminals, and a 550-mile refined products pipeline with four truck terminals and storage in the U.S. Rocky Mountains. The total purchase price of the assets is $455 million. Pacific expects to fund the acquisition on a permanent basis by issuing common units for approximately 60 - 65% of the acquisition price and debt securities for approximately 35 - 40% of the acquisition price. The transaction is subject to the receipt of regulatory approvals and is expected to close within the next 90 days. Valero L.P. is required to divest these assets pursuant to an order from the Federal Trade Commission in connection with its acquisition of the Kaneb group of companies.

        "The acquisition of these premium assets enhances Pacific's asset class and geographic diversity and further strengthens our focus on stable, fee-based assets with no direct commodity price exposure," stated Irv Toole, President and Chief Executive Officer of Pacific. "These assets are in growing markets, provide diversification into refined products service, which has been one of Pacific's growth objectives, and have significant near term expansion opportunities. Pacific's management team has substantial experience operating refined products assets, and we are confident we can promptly and efficiently integrate these assets with Pacific's existing operations. The transaction will be immediately accretive to cash available for distribution to our limited partners."

        Curt Anastasio, President and Chief Executive Officer of Valero L.P., stated, "Divesting these assets quickly, at a favorable price and with favorable conditions is a win-win situation for everyone. It is great news for our unitholders because we plan to use the proceeds from the divestiture to pay down debt, strengthening our balance sheet and positioning the partnership for future growth opportunities. It's also great news for the employees and the community because Pacific Energy Partners, L.P., is a good company with a strong commitment to safety and the environment. And they have committed to hiring all employees and providing them with comparable pay, benefits and employment opportunities. For all of these reasons, we anticipate that it will be a very smooth transition for everyone.

        "Additionally, as we said on July 1 when we announced the completion of the Kaneb acquisition, we will now recommend to our board of directors an increase in the annual distribution rate from $3.20 per unit to $3.42 per unit," Mr. Anastasio added.

        The terminals and pipeline system being acquired by Pacific from Valero L.P. include:

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  West Coast Terminals in the San Francisco, California area—The Martinez Terminal and the Richmond Terminal, which have 4.1 million barrels of combined storage capacity, are located on approximately 147 acres of company-owned land, providing ample room for additional tankage. These terminals have marine, pipeline and rail access.

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  East Coast Terminals in the Philadelphia, Pennsylvania area—The North Philadelphia Terminal, the South Philadelphia Terminal and the Paulsboro, New Jersey Terminal, which have a combined storage capacity of 3.2 million barrels, are located on approximately 102 acres of company-owned land, also providing room for additional tankage. These terminals have marine and pipeline access.

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  West Pipeline System in the U.S. Rocky Mountains—This system consists of 550 miles of refined products pipeline extending from Casper, Wyoming east to Rapid City, South Dakota and south to Colorado Springs, Colorado. In addition, there are products terminals at Rapid City, South Dakota, Cheyenne, Wyoming, and Denver and Colorado Springs, Colorado with a combined storage capacity of 1.7 million barrels.

        For full year 2006, for the acquired assets, Pacific is forecasting EBITDA (earnings before interest, taxes, depreciation and amortization expense) of approximately $42 million. Sustaining capital expenditures are expected to be $2.0 - 2.5 million per year. Pacific has identified numerous growth initiatives which it would expect to undertake during the next three years, beginning in 2006, at an aggregate capital cost of approximately $40 million.

        Management of the general partner of Pacific is expected to recommend to its Board of Directors that upon completion of the acquisition, Pacific should increase its cash distribution by $0.12 per common unit annually, or $0.03 per quarter, a 5.9% increase over the cash distribution paid for the quarter ended March 31, 2005. This increase, if approved, would be payable for the first full quarter following the closing of the acquisition. The increased cash distribution rate would equal an annual rate of $2.17 per common unit. In addition, the growth initiatives to be undertaken over the next three years will provide significant accretion beyond this level.

        Lehman Brothers Inc. served as exclusive financial advisor to Pacific with respect to the acquisition. Pacific has received $700 million in financing commitments from Bank of America, N.A. and Lehman Brothers Inc. These commitments include a new five-year $400 million secured revolving credit facility, which would partly fund the acquisition as well as repay and replace Pacific's existing U.S. and Canadian revolving credit facilities, which would have matured in mid-2007. These commitments also include a $300 million, 364-day secured bridge credit facility, which would only be used to fund the acquisition if permanent financing has not yet been obtained by the closing date.

CONFERENCE CALL AND WEBCAST INFORMATION

        Pacific will host a conference call at 2:00 p.m. EDT (11:00 a.m. PDT) on Tuesday, July 5, 2005, to discuss the specific aspects of the acquisition.

        To participate in the call, please call (800) 260-8140 or, for international callers, (617) 614-3672 and the pass code is 54622568. You may also listen to the live broadcast on www.PacificEnergy.com (go to "Investor Info"). The call, with questions and answers, will continue to be available on Pacific's web site following the call. A replay of the call will be available for one week at (888) 286-8010 and the passcode is 48087319.

        About Pacific:

        Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific is currently engaged in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific generates revenues today by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

        This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The estimates associated with the acquisition are based on facts known at the time of estimation and Pacific's assessment of the ultimate outcome. The achievement of the forecast 2006 EBITDA is dependent on many factors, including the timely construction and leasing of additional storage tanks. The forward-looking statements involve risks and uncertainties that may affect Pacific's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.

        EBITDA is used as a supplemental financial measure by management and by external users of Pacific's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of the partnership's assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of the partnership's assets to generate cash sufficient to pay interest cost and support the partnership's indebtedness; (iii) Pacific's operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. EBITDA is not a generally accepted accounting principle ("GAAP") financial measure and should not be considered as an alternative to net income, income before taxes, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP. EBITDA is not intended to represent cash flow. Pacific's EBITDA may not be comparable to EBITDA or similarly titled measures of other companies. Pacific is forecasting 2006 cash flow from operating activities, for the acquired assets, of $31 million, based on its projected EBITDA of $42 million less projected interest expense of $11 million from the debt component of the financing for the acquisition. Interest expense will vary for many reasons, including general market conditions and the nature of the permanent debt financing that Pacific undertakes. Cash flow from operating activities is a GAAP financial measure.

        For additional information about Pacific Energy, please visit our website at www.PacificEnergy.com.

CONTACT:
Pacific Energy Partners, L.P.
Aubrye Harris, 562-728-2871
fax: 562-728-2881
email: aharris@PacificEnergy.com

or

Valero L.P.
Mary Rose Brown, 210-345-2314
email: maryrose.brown@valero.com
or
Eric Fisher, 210-345-2896
email: eric.fisher@valero.com

SOURCE: Pacific Energy Partners, L.P.

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Pacific Energy Partners, L.P. to Acquire Terminal and Pipeline Assets from Valero L.P.